As filed with the U.S. Securities and Exchange Commission on August 7, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	37-1490331
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

601 Riverside Avenue
Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan
(Full Title of the Plan)

Michael P. Oates
Corporate Executive Vice President, General Counsel and Corporate Secretary
601 Riverside Avenue
Jacksonville, Florida 32204
(Name and Address of Agent for Service)
(904) 438-6000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum	Amount Of
Title of Securities To	Amount To Be	Offering	Aggregate	Registration
Be Registered	Registered (1)	Price Per Share	Offering Price (2)	Fee (2)
Common Stock, par
value $0.01 per share	12,000,000	$65.20 (2)	$782,400,000	$90,914.88

(1)
Represents additional shares of Fidelity National Information Services, Inc. common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional securities that may be offered, issued or sold under the Plan in connection with certain corporate transactions or events, including a stock split, stock dividend, recapitalization or similar transaction.

(2)
Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of the Registrant's Common Stock on August 3, 2015, as reported on the New York Stock Exchange.

TABLE OF CONTENTS

EXPLANATORY NOTE
PART I: INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers shares of common stock, par value $0.01 per share (the “Common Stock”), of Fidelity National Information Services, Inc., a Georgia corporation (the “Registrant”), which may be issued pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended (the “Plan”). At the 2015 annual meeting of the shareholders of the Registrant, the shareholders approved an amendment and restatement of the Plan, which had been previously adopted by the Registrant's board of directors. This amendment and restatement increased the authorized shares available for issuance under the Plan by 12,000,000 shares in order to assure that the Registrant has adequate means to provide equity incentive compensation to its employees on a going-forward basis. Prior to the approval of the amendment and restatement of the Plan, there were approximately 6,200,000 shares that had been previously authorized under the Plan which remained available for grant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the Plan, as required by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:

(1)	Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015;

(2)
The information specifically incorporated by reference into Registrant's Annual Report on Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on April 17, 2015;

(3)	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2014; and

(4)
The description of the Registrant's Common Stock, par value $0.01 per share, contained in the Registrant's Registration Statement on Form 10 (File No. 1-16427), filed with the SEC on April 3, 2001 under the Exchange Act including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 5.    Interests of Named Experts and Counsel

Michael P. Oates, who is providing the legal opinion attached as Exhibit 5.1 hereto, is employed by the Registrant as its Corporate Executive Vice President, General Counsel and Corporate Secretary. Mr. Oates owns shares of the Registrant’s common stock, directly and as a participant in the Registrant’s employee benefit plans.

Item 6.    Indemnification of Directors and Officers

The Registrant’s amended and restated articles of incorporation eliminate the liability of its directors to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Code. The Registrant’s directors remain liable, however, for:

•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director derived an improper personal benefit.

If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by the Registrant’s shareholders. These provisions in the Registrant’s amended and restated articles of incorporation may limit the remedies available to a shareholder in the event of breaches of any director’s duties.

The Registrant’s amended and restated bylaws require it to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, including any action or suit by or in the right of the Registrant, because the person is or was a director or officer of the Registrant against liability incurred in such proceeding. The Registrant’s amended and restated bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant for:

•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director derived an improper personal benefit.

The Registrant’s amended and restated bylaws require the Registrant, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. The Registrant’s amended and restated bylaws permit, but do not require, the Registrant to indemnify and advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the Georgia Code. The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 8.    Exhibits

See the Exhibit Index, which is incorporated herein by reference.
Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 7, 2015.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
/s/ Michael P. Oates
Michael P. Oates
Corporate Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors and officers of Fidelity National Information Services, Inc., hereby severally appoint Michael P. Oates and Marc M. Mayo, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, any and all amendments to such Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto such attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that such attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary A. Norcross	President, Chief Executive Officer and Director	August 7, 2015
Gary A. Norcross	(Principal Executive Officer)

Corporate Executive Vice President
/s/ James W. Woodall	and Chief Financial Officer	August 7, 2015
James W. Woodall	(Principal Financial Officer)

/s/ Michael Nussbaum	Chief Accounting Officer	August 7, 2015
Michael Nussbaum	(Principal Accounting Officer)

/s/ Frank R. Martire	Executive Chairman of the Board	August 7, 2015
Frank R. Martire	and Director

/s/ William P. Foley, II	Vice Chairman of the Board	August 7, 2015
William P. Foley, II	and Director

/s/ Ellen R. Alemany	Director	August 7, 2015
Ellen R. Alemany

/s/ Thomas M. Hagerty	Director	August 7, 2015
Thomas M. Hagerty

/s/ Keith W. Hughes	Director	August 7, 2015
Keith W. Hughes

/s/ David K. Hunt	Director	August 7, 2015
David K. Hunt

/s/ Stephan A. James	Director	August 7, 2015
Stephan A. James

/s/ Richard N. Massey	Director	August 7, 2015
Richard N. Massey

/s/ Leslie M. Muma	Director	August 7, 2015
Leslie M. Muma

/s/ James B. Stallings, Jr.	Director	August 7, 2015
James B. Stallings, Jr.

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 6, 2006 ).
4.2	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013).
4.3	Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014).
4.4	Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on August 13, 2013).
4.5
Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006).

5.1	Opinion of Counsel.
10.1
Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan, as amended and restated effective May 27, 2015 (incorporated by reference to Annex A to the
Registrant's Definitive Proxy Statement on Schedule 14A filed on April 17, 2015).

23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature pages of this Registration Statement).